UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 11, 2008 (July 9, 2008)
Ennis, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

2441 Presidential Pkwy
Midlothian, Texas	76065

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (972) 775-9801
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events. *
On July 9, 2008, Steve & Barry’s Manhattan LLC (“Steve & Barry’s”) filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “filing”). As of the date of the filing, 4004 Incorporated, an affiliate of Steve & Barry’s listed under the filing, owed Alstyle Apparel LLC, a wholly owned subsidiary of Ennis, Inc. (collectively, the “Company”), approximately $1.95 million. Steve & Barry’s said in a press release that the commencement of Chapter 11 proceedings was based on a combination of factors, including a liquidity shortfall as a result of credit market volatility and general economic conditions, which in turn impacted their store opening plans and borrowing capacity. They went on to say that as part of the Chapter 11 process, they are moving forward with operational improvements in tandem with exploring a potential sale of the Company and/or its assets, to repay outstanding debt.
The Company has hired outside legal counsel in connection with this action and intends to file a claim for the amount owed in the United States Bankruptcy Court. However, the collectability of this claim and the resulting financial impact on our results of operations cannot be determined at the present time. In addition, there is the possibility of preference claim involving a smaller amount being made against the Company, which if made, the Company would vigorously defend.

*	The information furnished under Item 8.02 of this Current Report on Form 8-K, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.
Date: July 11, 2008	By:	/s/ Richard L. Travis, Jr.
Richard L. Travis, Jr.
Chief Financial Officer